Filed pursuant to Rule 424(b)(3)

Registration No. 333-202579

PROSPECTUS

1,782,434 Shares

SELECTICA, INC.

COMMON STOCK

This prospectus relates to the sale or other disposition from time to time of up to 1,782,434 shares of our common stock by the selling stockholders described in the section entitled “Selling Stockholders” on page 4 of this prospectus and their donees, pledgees, transferees or other successors-in-interest.

Our common stock is listed on the NASDAQ Capital Market under the symbol “SLTC.” On March 23, 2015, the last reported sale price of our common stock on the NASDAQ Capital Market was $6.29.

The Company currently has effective Registration Statements on Form S-3 (File Nos. 333-189855, 333-194246, 333-198148, and 333-198149) relating to the resale of our shares of common stock by various selling stockholders pursuant to which, to the best of our knowledge, an aggregate of 5,943,164 shares of our common stock remain available for resale.

You should consider carefully the risks that we have described in “Risk Factors” beginning on page 2 before deciding whether to invest in our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus if truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is March 24, 2015.

TABLE OF CONTENTS

Prospectus Summary	1
Risk Factors	2
Special Note Regarding Forward-Looking Information	2
Use of Proceeds	3
Description of Transactions	3
Selling Stockholders	4
Plan of Distribution	8
Legal Matters	9
Experts	9
Where You Can Find Additional Information	9
Information Incorporated by Reference	10

You should read this prospectus and the information incorporated by reference carefully before you invest. Such documents contain important information you should consider when making your investment decision. See “Information Incorporated by Reference” on page 10. You should rely only on the information provided in this prospectus or documents incorporated by reference in this prospectus. We have not authorized anyone to provide you with different information.

The information in this document may only be accurate on the date of this document. You should assume that the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere, or incorporated by reference, in this prospectus. As a result, it does not contain all the information that may be important to you. To understand this transaction fully, you should read this entire prospectus carefully, including the risk factors beginning on page 2 and the documents incorporated by reference into this prospectus.

Unless the context otherwise requires, the terms “Selectica,” “Company,” “we,” “us” and “our” refer to Selectica, Inc. and its subsidiaries.

The Company

We provide cloud-based software solutions that help companies close deals faster, with less cost, more profitably, and with lower risk. Selectica Contract Lifecycle Management (“CLM”) combines a single, company-wide contract repository with a flexible workflow engine capable of supporting each organization’s unique contract management processes. Our cloud-based solution streamlines contract processes, from request, authoring, negotiation, and approval through ongoing obligations management, analysis, reporting, and renewals. CLM helps companies take control of their contract management processes by converting from paper-based to electronic repositories and by unlocking multiple layers of critical business data, making it available for the evaluation of risk, the exposure of lost revenue, the evaluation of supplier performance, and other purposes. The solution helps to improve the customer buying experience for sales organizations, improve the control of risk and decrease time spent drafting, monitoring and managing contracts, and gain access to previously hidden discounts through the exposure and elimination of unfavorable agreements for procurement and sourcing organizations.

Selectica Configuration Software streamlines the management and dissemination of complex product information enabling companies to streamline the opportunity-to-order process for manufacturers, service providers, and financial services companies. Our Configuration Software solution can be seamlessly integrated with leading CRM systems, as well as ERP systems like Oracle and SAP, to ensure that the latest product, customer, and pricing data is always being used. This helps to simplify and automate the configuration, pricing, and quoting of complex products and services. By empowering customers, product management, marketing, sales leadership, sales operations, salespeople, and channel partners to generate error-free sales proposals for their unique requirements, we believe our cloud-based solution helps companies to close sales faster, accelerate revenue generation and enhance customer relationships.

We acquired Iasta.com, Inc. and Iasta Resources, Inc. (together, “Iasta”) on July 2, 2014. Iasta is an industry leading SaaS-based sourcing and spend management solutions company focused improving spend analysis, procurement intelligence, sourcing, and supplier lifecycle management. We believe the acquisition positions Selectica to provide easier access to contract management, strategic sourcing, spend management, and configuration solutions and market coverage in more locations worldwide to the combined customers of Selectica and Iasta.

Along with our software, we provide our customers with an array of services to assist them in implementations, customizations, system upgrades, migrations, and solution architecture

Selectica was incorporated in California in June 1996 and re-incorporated in Delaware in November 1999. The Company’s principal executive offices are located at 2121 South El Camino Real, 10th Floor, San Mateo, California, 94403. The Company’s telephone number is (650) 532-1500, and its website is www.selectica.com. The information on the Company’s website is not part of this prospectus.

The Offering

Common stock offered by the selling stockholders

Up to 1,782,434 shares of our common stock consisting of (i) 1,188,291 shares of common stock issuable upon conversion of shares of the registrant’s Series F Convertible Preferred Stock and (ii) 594,143 shares of common stock issuable upon exercise of certain warrants.

Use of proceeds

Proceeds from the sale of common stock covered by this prospectus will be received by the selling stockholders. We will not receive any proceeds from the sale of the shares of common stock covered by this prospectus. We will, however, receive the proceeds of any cash exercise of the warrants.

NASDAQ symbol	SLTC

RISK FACTORS

Investment in our securities involves risks. Prior to making a decision about investing in our securities, you should consider carefully the risk factors, together with all of the other information contained or incorporated by reference in this prospectus and any prospectus supplement, including any additional specific risks described in the section entitled “Risk Factors” contained in any supplements to this prospectus and in our Annual Report on Form 10-K for the fiscal year ended March 31, 2014, filed with the United States Securities and Exchange Commission (the “SEC”), as well as any amendments or updates thereto reflected in subsequent filings with the SEC, which are incorporated herein by reference in their entirety. The material risks and uncertainties that management believes affect us will be described in those documents. In addition to those risk factors, there may be additional risks and uncertainties of which management is not aware or focused on or that management deems immaterial. Any of these risk factors could have a material adverse effect on our business, results of operations, financial position or cash flows, which may result in the loss of all or part of your investment. This prospectus is qualified in its entirety by these risk factors.

Special Note Regarding Forward-Looking Information

This prospectus, any prospectus supplement and any documents we incorporate by reference herein or therein may contain so called “forward-looking statements” (within the meaning of Section 27A of the Securities Act and Section 21E of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”)), all of which are based on management’s current expectations and are subject to risks and uncertainties which may cause results to differ materially and adversely from those set forth in the statements. You can identify these statements by forward-looking words such as “may,” “expect,” “anticipate,” “contemplate,” “believe,” “estimate,” “intends,” and “continue” or similar words. You can also identify them by the fact that they do not relate strictly to historical or current facts. You should read statements that contain these words carefully because they:

●	discuss future expectations;

●	contain projections of future results of operations or financial condition; or

●	state other “forward-looking” information.

We believe it is important to communicate our expectations to our stockholders. However, there may be events in the future that we are not able to accurately predict or over which we have no control. The risk factors and cautionary language discussed in this document outline examples of risks, uncertainties and events that may cause actual results to differ materially from the expectations described in the forward-looking statements, including among other things:

●	our stockholders’ approval of the terms of the financing;

●	the amount of cash on hand available to us;

●	our business strategy;

●	changing interpretations of generally accepted accounting principles;

●	outcomes of government reviews, inquiries, investigations and related litigation;

●	continued compliance with government regulations;

●	legislation or regulatory environments, requirements or changes adversely affecting the businesses in which we are engaged;

●	statements about industry trends;

●	fluctuations in customer demands;

●	general economic conditions; and

●	geopolitical events and regulatory changes.

You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this document.

All forward-looking statements included herein are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. Except to the extent required by applicable laws and regulations, we undertake no obligation to update these forward-looking statements to reflect events or circumstances after the date of this document or to reflect the occurrence of unanticipated events.

USE OF PROCEEDS

We will not receive any proceeds from the sale of the shares of our common stock by the selling stockholders. We will, however, receive the proceeds of any cash exercise of the warrants.

Description of Transactions

Private Placement of Series F Stock and Warrants

On February 6, 2015, pursuant to the terms of a Purchase Agreement, dated February 6, 2015 (the “Purchase Agreement”) among the Company and certain institutional funds and other accredited investors (the “Investors”), the Company sold and issued 118,829.1 shares of Series F Convertible Preferred Stock (the “Series F Stock”) to the Investors at a purchase price of $47.00 per whole share of Series F Stock (or $4.70 per one-tenth (1/10) of a share of Series F Stock, which would convert into one share of common stock as described below), for an aggregate gross purchase price of approximately $5.6 million (collectively, the “Financing”).

Series F Stock

Pursuant to the Certificate of Designations, Preferences and Rights of Series F Convertible Preferred Stock filed by the Company with the Delaware Secretary of State on February 4, 2015 (the “Certificate of Designation”), after stockholder approval, each whole share of Series F Stock will be converted automatically into ten (10) shares of common stock at an initial conversion price of $4.70 per share of common stock. The conversion price of the Series F Stock is subject to broad-based weighted-average anti-dilution adjustment in the event the Company issues securities, other than certain excepted issuances and subject to certain limitations, at a price below the then current conversion price. Additionally, the Board of Directors (the “Board”) may reduce the conversion price to any amount and for any period of time deemed appropriate by the Board.

The Series F Stock is not entitled to a liquidation preference. Beginning on May 30, 2015, the Series F Stock is entitled to 10% accruing dividends per annum. The dividends are payable quarterly in cash, beginning on June 30, 2015. Beginning on February 6, 2016, the shares of Series F Stock shall be redeemed by the Company upon the request of the holders of at least a majority of the then outstanding Series F Stock, to the extent funds are legally available for such redemption. The redemption price shall be equal to the product of (i) the number of shares or fraction of a share of Series F Stock to be redeemed from each holder multiplied by (ii) ten (10) times the conversion price then in effect, plus any accrued and unpaid dividends up to, but not including, the redemption date.

The holders of Series F Stock have the right to vote together with the holders of the Company’s common stock as a single class on any matter on which the holders of common stock are entitled to vote, except that the holders of Series F Stock are not eligible to vote their shares of Series F Stock on the proposal to be submitted to the Company’s stockholders for approval of the issuance and sale of the securities in the Financing and the conversion of the Series F Stock. Holders of Series F Stock are entitled to cast a fraction of one vote for each share of Common Stock that would be issuable to such holder on the record date for the determination of stockholders entitled to vote at a conversion rate the numerator of which is $47.00 (as may be adjusted for any subdivision by any stock split, stock dividend, recapitalization, reorganization, scheme, arrangement or similar event occurring prior to such record date) and the denominator of which is the closing bid price per share of the Company’s common stock on February 6, 2015, as reported by Bloomberg Financial Markets.

Additionally, pursuant to the terms of the Certificate of Designation, we are restricted from taking certain specified actions without the consent of the holders of at least 66% of the shares of Series F Stock.

Warrants

In addition to the issuance of the Series F Stock, the Company issued to each Investor a warrant to purchase common stock (the “Warrants”), initially exercisable for a number of shares of common stock equal to 50% of the number of shares of Series F Stock (on an as-converted to common stock basis) acquired by each such Investor. The exercise price of the Warrants is $6.00 per share. The Board may reduce the exercise price to any amount and for any period of time deemed appropriate by the Board. The Warrants have a five-year term, are not exercisable for the first six months following the date of issuance, and include a cashless exercise provision which is only applicable if the common stock underlying the Warrants (the “Warrant Shares”) is not subject to an effective registration statement or otherwise cannot be sold without restriction pursuant to Rule 144.

In the event of any fundamental transaction of the Company, as described in the Warrants and generally including any merger with or into another entity, sale of all or substantially all of our assets, tender offer or exchange offer, or reclassification of our common stock, then upon any subsequent exercise of a Warrant, the holder will have the right to receive as alternative consideration, for each share of our common stock that would have been issuable upon such exercise immediately prior to the occurrence of such fundamental transaction, the number of shares of common stock of the successor or acquiring corporation or of our Company, if it is the surviving corporation, and any additional consideration receivable upon or as a result of such transaction by a holder of the number of shares of our common stock for which the Warrant is exercisable immediately prior to such event. Also, we have the right to redeem the warrants, subject to certain limitations, in the event the closing bid price per share of the common stock exceeds a specified threshold price and certain other conditions are met.

Registration Rights Agreement

In connection with Financing, the Company entered into a Registration Rights Agreement, dated as of February 6, 2015, (the “Registration Rights Agreement”) with the Investors. Pursuant to the Registration Rights Agreement, we have agreed, among other things, to register the shares of common stock issuable upon the conversion of the Series F Stock and the exercise of the Warrants and to maintain the effectiveness of such registration, subject to certain exceptions, until such time as all of the securities covered thereby are either sold or otherwise disposed of or may be freely sold by the holders. In the event that we do not comply with our obligations under the Registration Rights Agreement, we would be liable for certain specified liquidated damages calculated as described in the Registration Rights Agreement. The registration statement of which this prospectus is a part is being filed to comply with the requirements of the Registration Rights Agreement.

Voting Agreements

In connection with the Financing, certain of the Company’s officers, directors and stockholders entered into Voting Agreements (collectively, the “Voting Agreements”). Pursuant to the Voting Agreements, the parties thereto have agreed to vote in favor of the Financing at the next annual or special stockholder meeting. Pursuant to the terms of the Purchase Agreement, the Company must seek stockholder approval by May 31, 2015.

SELLING STOCKHOLDERS

This prospectus relates to the sale or other disposition of up to 1,782,434 shares of our common stock by the selling stockholders named below, and their donees, pledgees, transferees or other successors-in-interest selling shares of common stock or interests in shares of common stock received after the date of this prospectus from a selling stockholder as a gift, pledge, partnership distribution or other transfer (collectively, the “Selling Stockholders”), comprised of:

●	up to 1,188,291 shares of common stock issuable upon conversion of the Series F Stock; and

●	up to 594,143 shares of common stock issuable upon exercise of the Warrants.

The following table, based upon information currently known by us, sets forth as of February 23, 2015, (i) the number of shares held of record or beneficially by the Selling Stockholders as of such date (as determined below) and (ii) the number of shares that may be sold or otherwise disposed of under this prospectus by each Selling Stockholder. Percentage ownership is based on 7,959,837 shares of common stock outstanding as of February 23, 2015, plus securities deemed to be outstanding with respect to individual stockholders pursuant to Rule 13d-3(d)(1) under the Exchange Act. Beneficial ownership includes shares of common stock plus any securities held by the holder exercisable for or convertible into shares of common stock within 60 days after February 23, 2015, in accordance with Rule 13d-3(d)(1) under the Exchange Act. The inclusion of any shares in this table does not constitute an admission of beneficial ownership for the Selling Stockholder named below. We do not know when or in what amounts a Selling Stockholder may sell or otherwise dispose of the shares of common stock covered hereby. The Selling Stockholders may not sell or otherwise dispose of any or all of the shares offered by this prospectus and may sell or otherwise dispose of shares covered hereby in transactions exempt from the registration requirements of the Securities Act. Because the Selling Stockholders may sell or otherwise dispose of some, all or none of the shares covered hereby, and because there are currently no agreements, arrangements or understandings with respect to the sale of any of the shares, we cannot estimate the number of the shares that will be held by the Selling Stockholders after completion of the offering. However, for purposes of the following table, we have assumed that all of the shares covered hereby are sold by the Selling Stockholders pursuant to this prospectus.

Except as described above under “Risk Factors,” “Description of Transactions - Private Placement of Series F Stock and Warrants” or in the footnotes in the beneficial ownership table below, none of the Selling Stockholders has held any position or office, or has otherwise had a material relationship, with us or any of our subsidiaries within the past three years other than as a result of the ownership of our shares or other securities. Unless otherwise indicated below, to our knowledge, all persons named in the table have sole voting and investment power with respect to their shares of common stock, except to the extent authority is shared by their spouses under applicable law.

Name of Selling Stockholder	Common Stock Beneficially Owned Prior to the Offering(1)		Common Stock Covered by this Prospectus		Common Stock Owned Upon Completion of this Offering		Percentage of Common Stock Owned Upon Completion of this Offering

Special Situations Private Equity Fund, L.P.(2)	277,627	(3)	79,786	(4)	292,619	(5)	3.47%
Marli B. Miller Managed Custody Account(6)	0		239,361	(7)	0		*
Trust C(6)	0		239,361	(8)	0		*
MILFAM I L.P.(6)	0		239,361	(9)	0		*
MILFAM II L.P.(6)	1,164,705	(10)	239,361	(11)	1,164,705		14.21%
Unterberg Koller Capital Fund LP(12)	815,368	(13)	207,445	(14)	850,864	(15)	9.83%
G. Nicholas Farwell(16)	41,666	(17)	95,743	(18)	41,666		*
G. Nicholas Farwell and Gail Farwell TTEE U/A 12-2-98, FBO Farwell Family Trust (16)	100,000	(19)	207,445	(20)	100,000		1.00%
Nishkama Capital	0		67,500	(21)	0		*
Millennium Trust Company LLC Custodian FBO John H Seabern IRA	49,999	(22)	31,914	(23)	49,999		*
Patrick Lin	49,999	(24)	31,914	(25)	49,999		*
Southpaw Asset Management LP	0		95,743	(26)	0		*
Alan Budd Zuckerman(27)	62,892	(28)	7,500	(29)	62,892		*

* Less than one percent of the outstanding shares of Common Stock.

(1)

Excludes (i) all of the shares of common stock underlying the Series F Stock, because the conversion of the Series F Stock into shares of common stock is contingent upon stockholder approval, and (ii) all of the shares of common stock underlying the Warrants, because the Warrants are not exercisable until the six-month anniversary of the issuance thereof. In addition, beneficial ownership has been determined after giving effect to certain provisions in the Certificate of Designation, the Warrants and certain other previously issued warrants to purchase Company common stock held by certain Selling Stockholders (the “Existing Warrants”), which limit the conversion of the Series F Stock and the exercisability of the Warrants and the Existing Warrants if, after giving effect to such conversion or exercise, respectively, the holder’s beneficial ownership would exceed certain specified limits.

(2)

AWM Investment Company, Inc. (“AWM”) is the investment adviser to Special Situations Private Equity Fund, L.P. (“SSFPE”). Austin W. Marxe, David M. Greenhouse and Adam C. Stettner are the principal owners of AWM. Through their control of AWM, Messrs. Marxe, Greenhouse and Stettner share voting and investment control over the portfolio securities of SSFPE. The business address of AWM and SSFPE is 527 Madison Avenue, Suite 2600, New York, New York 10022.

(3)

Consists of 267,601 shares of common stock and Existing Warrants to acquire 100,988 shares of common stock held by SSFPE of which warrants to acquire 10,026 shares of common stock are exercisable within 60 days of February 23, 2015 as a result of the beneficial ownership limitations included therein.

(4)	Consists of (i) 53,191 shares of common stock issuable upon the conversion of Series F Stock held by SSFPE and (ii) 26,595 shares of common stock issuable upon the exercise of a Warrant held by SSFPE.

(5)

Consists of 267,601 shares of common stock and Existing Warrants to acquire 100,988 shares of common stock held by SSFPE of which warrants to acquire 25,018 shares of common stock would be exercisable within 60 days of February 23, 2015 after giving effect to this offering as a result of the beneficial ownership limitations included therein

(6)

Lloyd I. Miller, III (“Mr. Miller”) is the Trustee of the Marli B. Miller Managed Custody Account, the manager of Milfam LLC, which is the advisor to Trust C, and the general partner of MILFAM I L.P. and MILFAM II L.P., and may be deemed to beneficially own the shares held by the Marli B. Miller Managed Custody Account, Trust C, MILFAM I L.P. and MILFAM II L.P. The address for the Marli B. Miller Managed Custody Account, Trust C, MILFAM I L.P. and MILFAM II L.P. is 222 Lakeview Avenue, Suite 160-365, West Palm Beach, Florida 33401. As described in the Company’s Current Report on Form 8-K filed with the SEC on February 9, 2015, the Company entered into binding term sheets with Mr. Miller and his affiliates, MILFAM II L.P. and Lloyd I. Miller Trust A-4 (the “Purchasers”) on February 9, 2015 pursuant to which (i) the Company agreed to issue and sell to the Purchasers junior secured convertible promissory notes in the aggregate principal amount of $3 million and (ii) Mr. Miller and MILFAM II L.P. agreed to provide a limited guarantee of $2 million under the Company’s existing credit facility with Bridge Bank, N.A., in each case subject to the negotiation and execution of definitive agreements.

(7)

Consists of (i) 159,574 shares of common stock issuable upon conversion of Series F Stock held by Marli B. Miller Managed Custody Account and (ii) 79,787 shares of common stock issuable upon the exercise of a Warrant held by Marli B. Miller Managed Custody Account.

(8)

Consists of (i) 159,574 shares of common stock issuable upon conversion of Series F Stock held by Trust C and (ii) 79,787 shares of common stock issuable upon the exercise of a Warrant held by Trust C.

(9)

Consists of (i) 159,574 shares of common stock issuable upon conversion of Series F Stock held by MILFAM I L.P. and (ii) 79,787 shares of common stock issuable upon the exercise of a Warrant held by MILFAM I L.P.

(10)

Consists of (i) 942,923 shares of common stock held by MILFAM II L.P. and (ii) 221,782 shares of common stock issuable upon the exercise of Existing Warrants held by MILFAM II L.P. prior to the Financing.

(11)

Consists of (i) 159,574 shares of common stock issuable upon conversion of Series F Stock held by MILFAM II L.P. and (ii) 79,787 shares of common stock issuable upon the exercise of a Warrant held by MILFAM II L.P.

(12)

Diker-UKC GP LLC is the general partner of Unterberg Koller Capital Fund LP (“UKC”). Diker Management LLC is the investment management company for UKC for share voting and investment control of the portfolio and the securities of UKC. Charles M. Diker, Chairman of Diker Management LLC, and Mark N. Diker, Chief Executive Officer of Diker Management LLC, hold voting and investment power over the shares owned by UKC.

(13)

Consists of (i) 613,364 shares of common stock held by UKC and (ii) 237,500 shares of common stock issuable upon the exercise of Existing Warrants held by UKC prior to the Financing of which warrants to acquire 202,004 shares of common stock would be exercisable within 60 days of February 23, 2015 after giving effect to this offering as a result of the beneficial ownership limitations included therein.

(14)	Consists of (i) 138,297 shares of common stock issuable upon conversion of Series F Stock held by UKC and (ii) 69,148 shares of common stock issuable upon the exercise of a Warrant held by UKC.

(15)	Consists of (i) 613,364 shares of common stock held by UKC and (ii) 237,500 shares of common stock issuable upon the exercise of Existing Warrants held by UKC.

(16)

G. Nicholas Farwell, as beneficiary of G. Nicholas Farwell IRA R/O (the “Farwell IRA”) and a Trustee of G. Nicholas Farwell and Gail Farwell TTEE U/A 12-2-98, FBO Farwell Family Trust (the “Farwell Family Trust”), may be deemed to beneficially own the shares held by the Farwell IRA and the Farwell Family Trust.

(17)

Consists of (i) 8,333 shares of common stock held by G. Nicholas Farwell, (ii) 25,000 shares of common stock held by the Farwell IRA, (iii) 2,083 shares of common stock issuable upon the exercise of Existing Warrants held by G. Nicholas Farwell prior to the Financing, and (iv) 6,250 shares of common stock issuable upon the exercise of Existing Warrants held by the Farwell IRA prior to the Financing.

(18)

Consists of (i) 63,829 shares of common stock issuable upon conversion of Series F Stock held by G. Nicholas Farwell and (ii) 31,914 shares of common stock issuable upon the exercise of a Warrant held by G. Nicholas Farwell.

(19)	Consists of (i) 66,667 shares of common stock held by Farwell Trust and (ii) 33,333 shares of common stock issuable upon the exercise of Existing Warrants held by Farwell Trust prior to the Financing.

(20)

Consists of (i) 138,297 shares of common stock issuable upon conversion of Series F Stock held by Farwell Family Trust and (ii) 69,148 shares of common stock issuable upon the exercise of a Warrant held by Farwell Family Trust.

(21)

Consists of (i) 45,000 shares of common stock issuable upon conversion of Series F Stock held by Nishkama Capital and (ii) 22,500 shares of common stock issuable upon the exercise of a Warrant held by Nishkama Capital.

(22)

Consists of (i) 33,333 shares of common stock held by John Seabern and (ii) 16,666 shares of common stock issuable upon the exercise of Existing Warrants held by John Seabern prior to the Financing. John Seabern, as beneficiary of Millennium Trust Company LLC Custodian FBO John H Seabern IRA (the “Seabern IRA”), may be deemed to beneficially own the shares held by the Seabern IRA.

(23)

Consists of (i) 21,276 shares of common stock issuable upon conversion of Series F Stock held by John Seabern and (ii) 10,638 shares of common stock issuable upon the exercise of a Warrant held by John Seabern.

(24)	Consists of (i) 33,333 shares of common stock held by Patrick Lin and (ii) 16,666 shares of common stock issuable upon the exercise of Existing Warrants held by Patrick Lin prior to the Financing.

(25)

Consists of (i) 21,276 shares of common stock issuable upon conversion of Series F Stock held by Patrick Lin and (ii) 10,638 shares of common stock issuable upon the exercise of a Warrant held by Patrick Lin.

(26)

Consists of (i) 63,829 shares of common stock issuable upon conversion of Series F Stock held by Southpaw Asset Management LP and (ii) 31,914 shares of common stock issuable upon the exercise of a Warrant held by Southpaw Asset Management LP.

(27)

Alan Budd Zuckerman is the Investor Relations Account Manager for the Company. Mr. Zuckerman has also indicated that he is affiliated with a broker-dealer and has represented that he acquired the shares offered hereby in the ordinary course of business for his own account and not the account of any client and at the time of the acquisition did not have any agreements or understandings, directly or indirectly, with any person to distribute those shares.

(28)

Consists of (i) 12,892 shares of common stock held by Alan Budd Zuckerman and (ii) 50,000 shares of common stock issuable upon the exercise of an option to purchase common stock held by Genesis Select. Alan Budd Zuckerman, as President of Genesis Select, may be deemed to beneficially own the shares beneficially owned by Genesis Select.

(29)

Consists of (i) 5,000 shares of common stock issuable upon conversion of Series F Stock held by Alan Budd Zuckerman and (ii) 2,500 shares of common stock issuable upon the exercise of a Warrant held by Alan Budd Zuckerman.

PLAN OF DISTRIBUTION

The Selling Stockholders, which as used herein includes donees, pledgees, transferees or other successors-in-interest selling shares of common stock or interests in shares of common stock received after the date of this prospectus from a Selling Stockholder as a gift, pledge, partnership distribution or other transfer, may, from time to time, sell, transfer or otherwise dispose of any or all of their shares of common stock or interests in shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices.

The Selling Stockholders may use any one or more of the following methods when disposing of shares or interests therein:

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	short sales effected after the date the registration statement of which this prospectus is a part is declared effective by the SEC;

●	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

●	broker-dealers may agree with the Selling Stockholders to sell a specified number of such shares at a stipulated price per share;

●	a combination of any such methods of sale; and

●	any other method permitted by applicable law.

The Selling Stockholders may, from time to time, pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock, from time to time, under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of Selling Stockholders to include the pledgee, transferee or other successors in interest as Selling Stockholders under this prospectus. The Selling Stockholders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

In connection with the sale of our common stock or interests therein, the Selling Stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The Selling Stockholders may also sell shares of our common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The Selling Stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The aggregate proceeds to the Selling Stockholders from the sale of the common stock offered by them will be the purchase price of the common stock less discounts or commissions, if any. Each of the Selling Stockholders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of common stock to be made directly or through agents. We will not receive any of the proceeds from this offering. Upon any exercise of the warrants by payment of cash, however, we will receive the exercise price of the warrants.

The Selling Stockholders also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act, provided that they meet the criteria and conform to the requirements of that rule.

The Selling Stockholders and any underwriters, broker-dealers or agents that participate in the sale of the common stock or interests therein may be “underwriters” within the meaning of Section 2(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of the shares may be underwriting discounts and commissions under the Securities Act. Selling Stockholders who are “underwriters” within the meaning of Section 2(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act.

To the extent required, the shares of our common stock to be sold, the names of the Selling Stockholders, the respective purchase prices and public offering prices, the names of any agents, dealer or underwriter, any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.

In order to comply with the securities laws of some states, if applicable, the common stock may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the common stock may not be sold unless it has been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

We have advised the Selling Stockholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the Selling Stockholders and their affiliates. In addition, to the extent applicable we will make copies of this prospectus (as it may be supplemented or amended from time to time) available to the Selling Stockholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The Selling Stockholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

We have agreed to indemnify the Selling Stockholders against liabilities, including liabilities under the Securities Act and state securities laws, relating to the registration of the shares offered by this prospectus.

We have agreed with the Selling Stockholders to keep the registration statement of which this prospectus constitutes a part effective until the earlier of (1) such time as all of the shares covered by this prospectus have been disposed of pursuant to and in accordance with the registration statement or (2) the date on which all of the shares may be sold without restriction pursuant to Rule 144 of the Securities Act.

LEGAL MATTERS

The validity of the common stock offered in this prospectus will be passed upon for us by DLA Piper LLP (US).

EXPERTS

The consolidated financial statements incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended March 31, 2014 have been so incorporated in reliance upon the report of Armanino LLP, an independent registered public accounting firm, given on the authority of said firm as experts in accounting and auditing.

The audited historical financial statements of Iasta included in Exhibit No. 99.1 of our Current Report on Form 8-K/A filed with the SEC on August 7, 2014, as amended by Exhibit No. 99.1 of our Current Report on Form 8-K/A filed with the SEC on August 8, 2014, have been so incorporated in reliance on the report of Armanino LLP, an independent registered public accounting firm, given on the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed a registration statement on Form S-3 under the Securities Act with the SEC to register the securities offered by this prospectus. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits and schedules which are a part of the registration statement. For further information with respect to us and our securities, please refer to the registration statement and the exhibits and schedules filed with it. You may read and copy any document which we file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. We file annual, quarterly and current reports, proxy statements, and other information with the SEC and these reports, proxy statements, and other information can be inspected on the Internet site maintained by the SEC at http://www.sec.gov.

We are also subject to the information and periodic reporting requirements of the Exchange Act. We file annual, quarterly and current reports, proxy statements, and other information with the SEC to comply with the Exchange Act.

INFORMATION INCORPORATED BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus and information we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act. The documents we are incorporating by reference as of their respective dates of filing are as follows:

●	Our Current Report on Form 8-K filed with the SEC on April 14, 2014.

●	Our Current Report on Form 8-K filed with the SEC on May 20, 2014.

●	Our Current Report on Form 8-K filed with the SEC on June 5, 2014 (excluding Item 2.02 and Exhibit 99.2 thereto).

●	Our Current Report on Form 8-K filed with the SEC on June 6, 2014.

●	Our Current Report on Form 8-K/A filed with the SEC on June 11, 2014.

●	Our Annual Report on Form 10-K for the year ended March 31, 2014 filed with the SEC on June 27, 2014.

●	Our Current Report on Form 8-K filed with the SEC on July 3, 2014.

●	Our Current Report on Form 8-K/A filed with the SEC on August 7, 2014.

●	Our Current Report on Form 8-K/A filed with the SEC on August 8, 2014.

●	Our Quarterly Report on Form 10-Q for the quarter ended June 30, 2014 filed with the SEC on August 14, 2014.

●	Our Current Report on Form 8-K filed with the SEC on September 3, 2014.

●	Our Quarterly Report on Form 10-Q for the quarter ended September 30, 2014 filed with the SEC on November 13, 2014.

●	Our Current Report on Form 8-K filed with the SEC on December 29, 2014.

●	Our Current Report on Form 8-K filed with the SEC on January 2, 2015.

●	Our Current Report on Form 8-K filed with the SEC on February 9, 2015 (excluding Item 2.02 and Exhibit 99.1 thereto).

●	Our Quarterly Report on Form 10-Q for the quarter ended December 31, 2014 filed with the SEC on February 13, 2015.

●

The description of the Company’s common stock contained in our registration statement on Form 8-A (File No. 000-29637), including amendments or reports filed for the purpose of updating such description.

All documents we file with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus but before the termination of the offering by this prospectus shall be deemed to be incorporated herein by reference and to be a part hereof from the date of the filing of those documents. In addition, we also incorporate by reference all filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of the filing of this registration statement and prior to the effectiveness of this registration statement.

Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for all purposes to the extent that a statement contained in this prospectus, or in any other subsequently filed document which is also incorporated or deemed to be incorporated by reference, modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

You may request, orally or in writing, a copy of these documents, which will be provided to you at no cost, by contacting:

Investor Relations
Selectica, Inc.
2121 South El Camino Real, 10th Floor
San Mateo, CA 94403
Telephone: (650) 532-1500

Selectica, Inc.

UP TO 1,782,434 SHARES OF COMMON STOCK

PROSPECTUS

March 24, 2015